Exhibit 10.2

EXHIBIT A – UK AGREEMENT

(1) ENVIRI CORPORATION

(2) HARSCO METALS GROUP LIMITED

- and -

(3) ALBERT RUSSELL MITCHELL, JR.

SETTLEMENT AGREEMENT

Without Prejudice

Subject to Contract
SETTLEMENT AGREEMENT

THIS AGREEMENT is dated July 11, 2023

BETWEEN:

(1) Enviri Corporation of Two Logan Square, 100-120 N 18th Street Suite 1700 Philadelphia PA 19103; and
(2) Harsco Metals Group Limited with company number 00702790 whose registered office is at Carlton House, Regent Park, 299 Kingston Road, Leatherhead Surrey KT22 7SG (collectively the “Company”);

and

(3) Albert Russell Mitchell, Jr of 4 Berkeley Place, London, SW19 4NN (Employee).

BACKGROUND

(A)    The parties have entered into a US Agreement and General Release to which this UK Agreement is attached as Appendix A to record and implement the terms on which they have agreed to settle all claims which the Employee has or may have against the Company or any Group Company or any employee, worker, agent, director, officer, shareholder or consultant of any Group Company arising out of, in connection with, or as a consequence of his employment or its termination. The Company is entering into this UK Agreement for itself and as agent for each Group Company and is duly authorised to do so.

(B)    The parties intend the US Agreement and General Release and this UK Agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement and compromise agreements in any relevant legislation.

(C)    The Employee shall remain in his role as Chief Operating Officer with Harsco Environmental until the Separation Date. The Employee agrees that the payments, and benefits set out under the terms of the US Agreement and General Release to which this UK Agreement is attached are contingent on the execution of this UK Agreement Exhibit A and Exhibit C UK Reaffirmation Letter.

1.AGREED TERMS and INTERPRETATION

1.1    The definitions in this clause apply in this agreement;

Adviser	the Employee’s relevant independent adviser

Name: Emma Cocker Name of firm: Thomas Mansfield Solicitors Limited Address: Token House, 11/12 Token House Yard, London, EC2R 7AS, United Kingdom.

Agreement	This agreement – Exhibit A UK Agreement and attached appendices

Agreement and General Release	The United States (US) terms of agreement titled Agreement and General Release to which this UK Agreement is attached as Exhibit A.

Confidential Information	Confidential information shall mean knowledge and information acquired by Employee concerning the Company’s business plans, client/customer prospects, client/customer lists, client/customer contacts, client/customer data, proposals to clients/customers and potential clients/customers, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, inventions, product and other designs, technologies, price lists, profit margins, financial statements, financial data, acquisition and divestiture plans, legal matters, and any other trade secrets or confidential or proprietary information, documents, reports, plans or data, of or about the Company which is not already available to the public.

copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

Copies	copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

Employment Contract	the Written Statement of Main Terms and Conditions of employment between (1) the Employee and (2) the Company dated May 14 2018 (as amended from time to time).

Group	the Company and:
(a) any company which is a holding company of the Company; and
(b)	any company which is for the time being a subsidiary of the Company or such holding company;

and the expressions ‘subsidiary’ and ‘holding company’ have the same meanings in this UK Agreement as in section 1159 of the Companies Act 2006

Group Company	a company which is in the Group and which for the avoidance of doubt shall include Enviri Corporation, Harsco Corporation, Harsco Metals and Minerals, Harsco Metals Groups Limited and Harsco Environmental

Networking Site	shall mean Facebook, LinkedIn, Twitter, Instagram, Google+ or any similar social media or professional networking online sites or applications

Post-Employment Notice Pay	has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA)

Post-Employment Notice Period	has the meaning given in section 402E(5) of ITEPA

Reaffirmation Letter	the letter agreement titled “UK Reaffirmation Letter” to be entered into by the parties pursuant to clause 9 in the form set out at as Exhibit C to the Agreement and General Release, under which the Employee reaffirms certain provisions of this UK Agreement on or within 7 days of the Separation Date.

Separation Date	September 1 2023

1.2    The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3    A reference to a statute or statutory provision includes that statute or provision as amended, extended, re-enacted or consolidated from time to time and all statutory instruments or orders made under it.

1.4    The Appendix shall form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Appendix.

IT IS AGREED as follows:

2.    ARRANGEMENTS FOR TERMINATION

Salary and Benefits up to Termination

2.1    The Employee’s employment (and his Employment Contract) will terminate on the Separation Date by reason of mutual agreement. Until the Separation Date the Employee will perform his normal duties.

2.2    Unless otherwise agreed in this Agreement the Employee will receive his basic salary, benefits and all other entitlements (subject to deductions for tax and national insurance contributions which the Company is obliged by law to deduct, subject to the terms of the Company’s equalization policy) up to and including the Separation Date, when all such entitlements will cease. The Employee acknowledges that there are no further claims in respect of them.

2.3    Between now and the Separation Date the Employee will carry out an orderly and effective handover of his duties. The Parties will agree the key handover responsibilities and the Employee shall ensure his compliance with these agreed responsibilities. The Employee further agrees that for a period of six (6) months following the Separation Date, the Employee will provide reasonable assistance and information necessary to the transition of the Employee’s job responsibilities. This duty to cooperate includes assistance and cooperation with the Company in locating information or data, providing other known information, and transitioning business relationships.

2.4    As of the Separation Date, Employee resigns as a director of Harsco Metals Group Limited and all other related or affiliated entities of the Group Company.

Return of Company Property

2.5    The Employee warrants that he will return to the Company on or before the Separation Date:

2.5.1    all Confidential Information and Copies;

2.5.2    all originals and copies of documents, financial or other information, books, papers, faxes, writings, recordings, drawings and works;

2.5.3    all computers, laptops, computer equipment, CDs, DVDs, computer disks, memory sticks, materials, charge cards, credit cards, security passes, keys, mobile telephones, PDAs, fax machines; and

2.5.4    any other property

belonging to, or relating to the business of, any Group Company which are in his possession or control (Company Property).

2.6    The Employee will not create any further copies of Company Property.

2.7    The Employee shall immediately inform the Company on request of any passwords used by him on computers which are the property of a Group Company.

2.8    The Employee shall immediately inform the Company of any information belonging to, or relating to the business of, a Group Company which is held on the hard drive of a computer or other electronic storage device which is not Company Property. If requested to do so by a Group Company, the Employee shall:

2.8.1    transfer a copy of such information to the Company; and

2.8.2    delete all other copies

in accordance with the Company’s instructions.

2.9    The Employee shall, on or immediately prior to the Separation Date, warrant that he has erased irretrievably any information relating to any Group Company's business or affairs or its business contacts from computer and communications systems and devices owned or used by the Employee outside their premises, including such systems and data storage services provided by third parties (to the extent technically practicable).

2.10    If requested to do so by any Group Company the Employee shall provide written confirmation of compliance with clauses 2.5 to 2.9.

Expenses

2.11    The Employee shall submit all claims for outstanding expenses properly incurred (together with supporting receipts, invoices or other evidence as the Company may reasonably require) prior to the Separation Date, with the exception of his legal fee expenses as per clause 4 of this Agreement which may be submitted up to 60 days after the Separation Date. The Employee will be reimbursed in accordance with the Company’s normal expenses policy. Any expenditure which was not properly incurred or for which the Employee cannot produce appropriate receipts will be deducted from the final salary payment (if such expenditure has already been incurred by the Company).

P45

2.12    The Employee’s P45 shall be issued by the Company and sent to his home address in due course.

3.    PAYMENTS

3.1    Subject to the Employee complying with his obligations under this Agreement and those set out under the Agreement and General Release (including without limitation clause 5), the Company shall pay him the sums, provide him with the benefits and implement the other arrangements set out under the terms of this Agreement within 60 days of the later of:

3.1.1    the Separation Date;

3.1.2    receipt of a copy of this Agreement signed by the Employee;

3.1.3    receipt of the Reaffirmation Letter signed by the Employee;

3.1.4    receipt of both the completed Adviser’s Certificate in the form attached at Appendix 1 dated on or within 7 days of the date of execution of this Agreement, and the completed Adviser’s Certificate in the form attached at Appendix 1 dated on or within 7 days of the Separation Date.

3.2    The Company shall also make the payments and provide the benefits to the Employee as set out in the Agreement and General Release. These payments and benefits shall be made as per the timescales denoted in clauses 2(b), 2(c) and 2(d) of the Agreement and General Release, subject to:

3.2.1 the Employee’s execution of this Agreement;

3.2.2 the Employee’s execution (and non-revocation) of the Agreement and General Release;

3.2.3 the Employee’s execution of the Reaffirmation Letter;

3.2.4 the Employee’s execution of the Release attached as Exhibit B to the Agreement and Release; and

3.2.5 receipt by the Company of both the completed Adviser’s Certificate in the form attached at Appendix 1 dated on or within 7 days of the date of execution of this Agreement, and the completed Adviser’s Certificate in the form attached at Appendix 1 dated on or within 7 days of the Separation Date.

Contractual Payments

3.3    The Company shall pay the Executive an amount in lieu of any accrued but untaken holiday at the Separation Date. The Company shall be responsible for accounting to HM Revenue and Customs for any employee tax and National Insurance due in relation to the accrued but untaken holiday payment, in the same manner as all salary payments made to the Employee under his assignment to the UK. The Company’s equalization policy shall apply to this payment.

3.4 The Parties agree that at the Separation Date the Employee will have completed his contractual period of notice. The Parties accordingly believe that the Post-Employment Notice Period and Post-Employment Notice Pay are nil.

4.    CONTRIBUTION TO LEGAL FEES AND LEGAL FEE PAYMENT TERMS

4.1    The Company will contribute a maximum of £13,000 plus VAT to the Employee’s reasonable legal fees relating exclusively to advising the Employee on the terms and effect of the Agreement and General Release, and this Agreement, Exhibit A, and the UK Reaffirmation Letter, Exhibit C, with any amount beyond that to be discussed and approved by the Company before incurring the work.

4.2    The Employee shall submit expenses claims to the Company for his legal expenses incurred in relation to advice on this Agreement and the UK Reaffirmation Letter, Exhibit C, and the Company shall reimburse the Employee in the usual way. Subject to the total cap on legal fee contribution set out in clause 4.1 above, the Employee may make more than one expense claim in this regard. The Company shall calculate and pay over to

HM Revenue & Customs any tax and National Insurance contributions that may be due in relation to these expenses payments, in the same manner as all salary payments made to the Employee under his assignment to the UK. The Company’s equalization policy shall apply to this payment.

4.3    In relation to legal expenses incurred for advice to the Employee on the Agreement and General Release and Exhibit B to such Agreement and General Release, the Employee’s US Counsel shall invoice the Company and the Company shall pay US Counsel directly, subject to the total cap on legal fee contribution set out in clause 4.1 above.

5.    CONFIDENTIALITY AND OTHER OBLIGATIONS

Non-Disclosure

5.1    The Employee shall not directly or indirectly:

5.1.1    disclose to any person (except on a strictly confidential basis to his spouse or civil partner, legal or professional advisers, the relevant tax authorities or otherwise as may be required by law) at any time hereafter the events leading up to, fact of, negotiation, nature or terms of this Agreement, which shall remain strictly confidential;

5.1.2    make or cause to be made any derogatory or critical comments or statements (whether orally or in writing) about any Group Company or any current or former officer, contractor, agent, client, customer, shareholder, worker or employee of any Group Company; or

5.1.3    make or cause to be made any statement or comment to the press or other media concerning the Employee’s employment with the Company or its termination, without the prior written consent of the Company;

and the Employee warrants that he has not made any such disclosure, comment or statement prior to the date of this Agreement.

5.2    Irrespective of the provisions of this clause 5 or any other provisions of this Agreement, the Employee may:

5.2.1 make a protected disclosure under section 43A of the Employment Rights Act 1996;

5.2.2 make a disclosure to a regulator (including but not limited to the Solicitors Regulation Authority where applicable and/or any relevant ombudsman) regarding actual or suspected misconduct, wrongdoing or serious breach of regulatory requirements, or report a criminal offence to any law enforcement agency (including but not limited to making a disclosure for the purposes of reporting, in the public interest, any serious wrongdoing to a law enforcement agency or a relevant regulator or an equivalent person or entity which has a proper interest in receiving that information in the public interest);

5.2.3 co-operate with any law enforcement agency regarding a criminal investigation or prosecution;

5.2.4 represent themselves at any investigation or proceedings brought by their regulatory/professional bodies relating to matters arising from their employment;

5.2.5 comply with any other legal or regulatory obligation (including but not limited to compliance with an order of, or to give evidence to, a court or tribunal of competent jurisdiction).

5.3    The Company shall instruct its Executive Leadership Team to not make or publish any statement critical of Employee, provided that nothing in this Section 5.3 shall prevent the Company from making any such disclosure it is required by law to make.

5.4    Nothing in clause 5 shall prevent the Company from making any such disclosure it is required by law to make.

Confidentiality and Post-Termination Obligations

5.5    The Employee acknowledges that he has had access to Confidential Information. The Employee shall not at any time after the Separation Date:

5.5.1    use any Confidential Information;

5.5.2    make or use any Copies; or

5.5.3    disclose any Confidential Information to any person, company or other organisation whatsoever.

5.6    The Employee shall abide by and reaffirms his obligations under all confidentiality, invention assignment, non-disclosure, non-solicitation and/or non-competition agreements previously agreed to and/or executed by Employee including, but not limited to, the post-employment covenants in the Restricted Stock Unit Agreements, Stock Appreciation Rights Agreements, and Performance Share Units Agreements.

5.7    The Employee shall continue to be bound by his common law obligations of confidentiality.

Networking Sites

5.8    The Employee undertakes that he will on or before the Separation Date, delete from any Networking Site on which he has a profile any reference to, or information which indicates or suggests, any on-going relationship with the Company or any Group Company. This shall include but not be limited to:,

5.8.1    removal of any reference to “Enviri Corporation, Harsco Corporation, Harsco Environmental, Harsco Metals and Minerals or Harsco Metals Group Limited” (or any variant thereof) from the Employee’s username; and

5.8.2    removal of any reference to the Employee being an existing employee of the Company and the Employee further undertakes that having complied with the obligations set out above, he shall not at any time hold himself out as being associated in any on-going capacity with the Company.

6.    WARRANTIES

6.1    The Employee warrants that:

6.1.1    nothing he has done, or failed to do, might amount to a repudiatory breach of the express or implied terms of the Employment Contract;

6.1.2    he has not withheld or failed to disclose any material facts which may influence the decision of the Company to enter into this Agreement or agree to any of its terms; and

6.1.3    there are no other circumstances of which he is aware, or ought reasonably to be aware, which may influence the decision of the Company to enter into this Agreement or agree to any of its terms and/or that would entitle (or would have entitled) the Company to terminate the Employee's employment without notice or payment in lieu of notice and any payments or benefits pursuant to the terms of clause 3 of this Agreement are conditional on this being so.

6.2    The Employee warrants that all grievances, data subject requests or other forms of information requests that have, or may have, been raised or submitted by him to the Company and/or any Group Company, and any applicable appeals, are withdrawn on the date of this Agreement. The Employee further warrants that he has no other grievances and shall not submit any grievances, data subject requests or any other form of information requests to the Company and/or any Group Company in relation to his employment or its termination and shall not submit an appeal with regard to the termination of his employment. The Employee agrees that any grievances or appeals he may have in relation to his employment or its termination and all claims that may arise from or in relation to such grievances and/or appeals shall be settled conclusively by the terms of the Agreement.

6.3    The Employee warrants that he has committed no breach of duty (including fiduciary duty) to any Group Company whether codified, as set out in the Companies Act 2006 or otherwise.

7.    COMPROMISE OF CLAIMS

Waiver of Claims

7.1    Without any admission of liability on the part of any Group Company the Employee accepts the arrangements and payments set out in this Agreement and the Agreement and General Release in full and final settlement of all past, present and future claims, costs and rights of action, whether such claims are, or could be, known to the parties or in their contemplation or not, which he may have against any Group Company, or any current, former or future employee, worker, agent, director, officer, shareholder or consultant of any Group Company, arising out of his employment or its termination (whether under contract, statute, regulation, common law, European Union law, the laws of any other jurisdiction or otherwise) including:

7.1.1    the specific claims which the Employee has raised or hereby intimates for:

(i)    breach of contract;

(ii)    wrongful dismissal, including claims for pay or benefits in lieu of notice, or damages for termination of employment without proper notice;

(iii)    outstanding pay, accrued holiday pay, overtime, bonuses or commission;

(iv)    unfair dismissal and related claims under sections 98 and 111 of the Employment Rights Act 1996;

(v)    contractual and statutory redundancy payments under section 163 of the Employment Rights Act 1996;

(vi)    unlawful deductions or unauthorised payments under section 23 of the Employment Rights Act 1999;

(vii)    personal injury claims of which the Employee is aware and/or personal injury claims arising out of or in connection with the claims waived under this clause 7.1.1; and

7.1.2    any claims including but not limited to those set out in Appendix 2

7.2    The Employee agrees that, except for the payments and benefits provided for in this Agreement, and those expressly set out in the Agreement and General Release and subject to the waiver in clause 7.1, he shall not be eligible for any further payment from any Group Company relating to his employment or its termination, and expressly waives any right or claim that he has or may have to payment of bonuses, or any benefit (insured or otherwise), award programme or grant of equity interest, or to any other benefit, payment or award he may have received had his employment not terminated.

7.3    Nothing in this Agreement shall affect any claim in respect of:

7.3.1    the enforcement of the terms of this Agreement;

7.3.2    any accrued pension rights; or

7.3.3    personal injury which is not related to the claims set out in 7.1.1 and of which the Employee is not aware at the date of this Agreement.

Personal Injury

7.4    The Employee warrants that he is not aware of any claim for personal injury or any circumstances which could give rise to a claim for personal injury at any time to date whether against a Group Company or any employee, worker, agent, director, officer, shareholder or consultant of a Group Company.

Non-Instigation of Claims

7.5    The Employee has not issued proceedings before the Employment Tribunal, High Court or County Court or any Court in respect of any claim in connection with his employment or its termination. The Employee undertakes that neither the Employee nor anyone acting on his behalf will issue or continue any such proceedings in respect of any claims referred to in clause 7.1.

7.6    The Employee shall make himself available to, and to cooperate with, any Group Company and its advisers in any internal or external investigation or administrative, regulatory, judicial or quasi-judicial proceedings. The Employee acknowledges that this may include:

7.6.1    responding to or defending a regulatory or legal process;

7.6.2    providing information in relation to any such process; and

7.6.3    preparing witness statements and giving evidence in person on behalf of a Group Company.

7.7    The Company shall reimburse any reasonable expenses incurred by the Employee as a consequence of complying with his obligations under clause 7.6, provided that such expenses are approved in advance by the Company.

Warranties relating to Advice given

7.8    The Employee warrants, having been advised by the Adviser, that he is not aware of any claim (whether common law, statutory or otherwise) other than those set specifically out in clause 7.1 which he may have against any Group Company, any current or former employee, worker, agent, director, officer, shareholder or consultant of any Group Company. The Employee also warrants that he is not aware of any circumstances which could give rise to any such claim.

7.9    The Employee confirms that the conditions relating to settlement and compromise agreements under the relevant legislation, as set out in Appendix 3, are intended to be, and have been, satisfied.

Independent Advice

7.10    The Employee warrants that:

7.10.1    he has taken independent legal advice from the Adviser as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal;

7.10.2    so far as he is aware (having been advised by the Adviser) all the claims which he has or may have against the Company are referred to in clause 7.1 and there are no facts or circumstances which might give rise to such a claim which he does not waive;

7.10.3    the Adviser advised the Employee that he/she/they qualifies as a relevant independent adviser and there was in force, at the time the advice was given, a contract of insurance covering the risk of a claim by him in respect of any loss arising in consequence of that advice;

7.10.4    the Adviser shall sign and deliver to the Company or its representative a letter in the form attached to Appendix 1 of this Agreement.

7.11    If the Employee brings a claim relating to his employment or its termination (excluding any claims set out in clause 7.3) or is in material breach of the terms of this Agreement, he shall indemnify the Company for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred. The Company will not exercise its rights under this clause 7.11 in the event of the Employee making a disclosure or report, or co-operating with a law enforcement agency, in accordance with clause 5.2.

8.    GENERAL

Reaffirmation

8.1    On or within 7 days of the Separation Date, the Employee shall sign and date the letter in the form set out in Exhibit C – UK Reaffirmation Letter and shall ensure that the Adviser shall provide a second signing and deliver to the Company or its representative a letter in the form attached to Appendix 1 of this Agreement.

8.2    The Company’s obligations under the Agreement and General Release (other than the first ex-gratia payment set out in the Agreement and General Release) and this Agreement are conditional on the Company receiving the letters referred to in clause 8.1 duly signed and dated within 7 days of the Separation Date.

Counterparts

8.3    This Agreement may be executed in any number of counterparts, (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)) and, as so executed, shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the original or the same counterpart, and all the counterparts together shall constitute one and the same instrument.

Third Party Rights

8.4    Except for any Group Company, or persons referred to in clause 7.1, no person who is not a party to this Agreement has any right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement, and the rights conferred by section 2 of that Act are excluded.

Enforceability

8.5    If any part of this Agreement is or becomes invalid, void or unenforceable, this shall not affect any of the remaining provisions of this Agreement. If part of any provision is held to be invalid, void or unenforceable but would be valid and enforceable if some part thereof were deleted, such provision shall apply with such modification as may be necessary to make it valid and enforceable.

Without Prejudice
8.6    This Agreement is marked ‘Without Prejudice’ and subject to contract but will upon signature by the Company and the Employee become open and binding upon the parties.

Governing Law and Jurisdiction

8.7    This UK Agreement, together with any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law and the parties shall submit to the exclusive jurisdiction of the courts of England and Wales

Executed and delivered as a Deed by Enviri Corporation acting by an Officer in the presence of Witness signature Witness name Witness address Witness occupation	/s/ Christophe Reitemeier .......................................... Officer
Harsco Metals Group Limited acting by a Director	Director
in the presence of

Witness signature	/s/ Samantha Matthews

Witness name	Samantha Matthews

Witness address	[*]

Witness occupation	Secretary

Executed and delivered as a Deed by Enviri Corporation acting by an Officer in the presence of Witness signature Witness name Witness address Witness occupation	/s/ Russell C. Hochman .......................................... Officer
Enviri Corporation acting by an Officer in the	Officer
in the presence of

Witness signature	/s/ Samantha Matthews

Witness name	Samantha Matthews

Witness address	[*]

Witness occupation	Secretary

Executed as a deed by Albert Russell Mitchell, Jr.	/s/ Albert Russell Mitchell Jr. .......................................... Officer
in the presence of

Witness signature	/s/ Samantha Matthews

Witness name	Samantha Matthews

Witness address	[*]

Witness occupation	Secretary
DM2\18112802

Appendix 1

[TO BE TYPED ON ADVISER’S LETTER HEADED PAPER]

CERTIFICATE OF RELEVANT LEGAL ADVISER

I, Emma Cocker of Thomas Mansfield Solicitors Limited whose address is Token House, 11/12 Token House Yard, London, EC2R 7AS, United Kingdom certify as follows:

1.    I am a solicitor of the Senior Courts of England and Wales holding a current valid practising certificate and relevant independent adviser (as defined under section 203 of the Employment Rights Act 1996).

2.    I have advised Albert Russell Mitchell, Jr. as to the terms and effect of the Agreement dated July 11, 2023 and the UK Reaffirmation Letter signed by those parties (Reaffirmation Letter) to which this certificate is attached and in particular its effect on his ability to pursue the claims set out in the Agreement and the Reaffirmation Letter.

3.    There is now in force and was in force at the time I gave the advice referred to above, a policy of insurance or professional indemnity provided for members of a profession or professional body covering the risk of a claim by Albert Russell Mitchell, Jr. in respect of any loss arising in consequence of that advice.

4    I am not acting and have not acted for Harsco Metals Group Limited, Harsco Metals and Minerals, Enviri Corporation, Harsco Corporation and Harsco Environmental or any associated employer in relation to this matter.

…………………………………………………………………..
Signed by Emma Cocker Dated (First Signing)

…………………………………………………………………………
Signed by Emma Cocker Dated (Second Signing)

Appendix 2
Claims:

(a)    for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006;

(b)    for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to race, colour, nationality or ethnic or national origin, under section 54 of the Race Relations Act 1976;

(c)    for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or direct discrimination, harassment or victimisation related to disability, disability-related discrimination or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;

(d)    for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 63 of the Sex Discrimination Act 1975;

(e)    for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;

(f)    for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;

(g)    for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(h)    in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

(i)    for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;

(j)    in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

(k)    in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;

(l)    in relation to suspension from work, under section 70 of the Employment Rights Act 1996;

(m)    in relation to parental leave, under section 80 of the Employment Rights Act 1996;

(n)    in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;

(o)    in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63 and 63C of the Employment Rights Act 1996;

(p)    in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;

(q)    in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998;

(r)    for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010 and/or section 2 of the Equal Pay Act 1970;

(s)    for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(t)    under regulations 27 and 32 of the Transnational Information and Consultation of Employees Regulations 1999;

(u)    under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004;

(v)    under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

(w)    under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

(x)    under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;

(y)    in relation to the obligations to elect appropriate representatives or inform and consult or any entitlement to any protective award, under the Trade Union and Labour Relations (Consolidation) Act 1992;

(z)    in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

(aa)    in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;

(bb)    in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;

(cc)    in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;

(dd)    in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010;

(ee)    for harassment under the Protection from Harassment Act 1997;

(ff)    for failure to comply with obligations under the Human Rights Act 1998;

(gg)    for failure to comply with obligations under the General Data Protection Regulation (Regulation (EU) 2016/679), the UK GDPR as defined in section 3(10) of the Data Protection Act 2018 and associated legislation, as amended from time to time;

(hh)    arising as a consequence of the United Kingdom's membership of the European Union including but not limited to any claim arising under EU treaties or EU legislation as given effect in England and Wales until 11pm on

31 December 2020, and any claim under the European Union (Withdrawal) Act 2018, the European Union (Withdrawal Agreement) Act 2020 or the European Union (Future Relationship) Act 2020;

(ii)    arising under retained EU law as defined in section 6(7) of the European Union (Withdrawal) Act 2018;

(jj)    in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015;

(kk)    in relation to the right not to be subjected to a detriment under regulation 8 of the Exclusivity Terms for Zero Hours Workers (Unenforceability and Redress) Regulations (SI 2022/1145).

Appendix 3

The relevant legislation:

(a)    section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970);

(b)    section 72(4A) of the Race Relations Act 1976;

(c)    section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992;

(d)    paragraph 2 of Schedule 3A to the Disability Discrimination Act 1995;

(e)    section 203(3) of the Employment Rights Act 1996;

(f)    regulation 35(3) of the Working Time Regulations 1998;

(g)    section 49(4) of the National Minimum Wage Act 1998;

(h)    regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999;

(i)    regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(j)    regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(k)    paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003;

(l)    paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003;

(m)    regulation 40(4) of the Information and Consultation of Employees Regulations 2004;

(n)    paragraph 12 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

(o)    paragraph 2(2) of Schedule 5 to the Employment Equality (Age) Regulations 2006; and

(p)    section 147 of the Equality Act 2010.

Exhibit C - UK Reaffirmation Letter

Albert Russell Mitchell, Jr.
4 Berkeley Place
London, SW19 4NN

September 2023

Dear Russ,

Reaffirmation Letter

I am writing in connection with the UK Agreement between Harsco Metals Group Limited and Enviri Corporation (Company) and you dated 2023 (Agreement). This is the Reaffirmation Letter referred to at clause 8 of the UK Agreement.

Defined terms have the same meaning when used in this Reaffirmation Letter as in the Agreement.

Under the Agreement executed by deed, you expressly agree the following;

1.    Waiver of claims

1.1.    You agree that the terms of the Agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that you have or may have against the Company or any Group Company or its officers, employees or workers whether arising out of your employment with the Company or its termination or from events occurring after the Agreement was entered into, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to or in the contemplation of the Company or you at the date of this Reaffirmation Letter in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 (each of which is waived by this clause).

1.2.    The waiver in paragraph 1.1 shall not apply to the following:

1.2.1.    any claims by you to enforce the Agreement; and

1.2.2.    claims in respect of personal injury of which you are not aware and could not reasonably be expected to be aware at the date of this Reaffirmation Letter (other than claims under discrimination legislation); and

1.2.3.    any claims in relation to accrued entitlements under the Pension Scheme.

1.3.    You warrant that:

1.3.1.    before entering into this Reaffirmation Letter you received independent advice from Emma Cocker of Thomas Mansfield Solicitors Limited

(Adviser) as to the terms and effect of this Reaffirmation Letter and, in particular, on its effect on your ability to pursue the claims specified in Schedule 1;

1.3.2.    the Adviser has confirmed to you that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;

1.3.3.    the Adviser shall sign and deliver to the Company a letter in the form attached as Appendix 1 to the Agreement;

1.3.4.    before receiving the advice, you disclosed to the Adviser all facts and circumstances that may give rise to a claim by you against any Group Company or its officers, employees or workers;

1.3.5.    the only claims that you have or may have against any Group Company or its officers, employees or workers (whether at the time of entering into this Reaffirmation Letter or in the future) relating to your employment with the Company or its termination are specified in paragraph 1.1; and

1.3.6.    you are not aware of any facts or circumstances that may give rise to any claim against any Group Company or its officers, employees or workers other than those claims specified in paragraph 1.1.

You acknowledge that the Company acted in reliance on these warranties when entering into this Reaffirmation Letter.

1.4.    You acknowledge that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998 (SI 1998/1833), section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999 (SI 1999/3323), regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 2000/1551), regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034), regulation 40(4) of the Information and Consultation of Employees Regulations 2004 (SI 2004/3426), paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349), regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 (SI 2007/2974) and section 58 of the Pensions Act 2008 have been satisfied.

1.5.    The waiver in paragraph 1.1 shall have effect irrespective of whether or not, at the date of this Reaffirmation Letter, you are or could be aware of such claims or have such claims in your express contemplation (including such claims of which you become aware after the date of this Reaffirmation Letter in whole or in part as a result of new legislation or the development of common law or equity).

1.6.    You agree that, except for the payments and benefits provided for in the Agreement, and those expressly set out in the Agreement and General Release and subject to the waiver in paragraph 1.1, you shall not be eligible for any further payment from any Group Company relating to your employment or its termination and you expressly waive any right or claim that you have or may have to payment of bonuses, any benefit or award programme operated by the Company or any Group Company or any stand-alone share incentive arrangement, or to any other benefit, payment or award you may have received had your employment not terminated or for any compensation for the loss of any such benefit, payment or award.

2.    Warranties and acknowledgements

2.1.    As at the date of this Reaffirmation Letter, you warrant and represent to the Company that there are no circumstances of which you are aware or of which you ought reasonably to be aware that would amount to a repudiatory breach by you of any express or implied term of your contract of employment that would entitle (or would have entitled) the Company to terminate your employment without notice or payment in lieu of notice.

3.    Restrictive covenants and confidentiality

3.1.    You undertake and agree to abide by and reaffirm your obligations under all confidentiality, invention assignment, non-disclosure, non-solicitation and/or non-competition agreements previously agreed to and/or executed by you including, but not limited to the post-employment covenants in the Restricted Stock Unit Agreements, Stock Appreciation Rights Agreements, and Performance Share Units Agreements.

3.2.    You undertake and agree that you continue to be bound by the confidentiality obligations contained in clause 5 of the Agreement after the Separation Date.

4.    Counterparts

This letter may be executed in any number of counterparts, each of which shall constitute a duplicate original, (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)) and, as so executed, shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the original or the same counterpart but all the counterparts shall together constitute the one letter.

Schedule 1 of the Reaffirmation Letter Claims

1.    Claims:

1.1    for breach of contract or wrongful dismissal;

1.2 for unfair dismissal, under section 111 of the Employment Rights Act 1996;

1.3    in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

1.4    for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;

1.5 in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;

1.6    for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;

1.7     in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

1.8    in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;

1.9 in relation to suspension from work, under section 70 of the Employment Rights Act 1996;

1.10 in relation to parental leave, under section 80 of the Employment Rights Act 1996;

1.11 in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;

1.12 in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63 and 63C of the Employment Rights Act 1996;

1.13 in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998 (SI 1998/1833);

1.14 in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998;

1.15 for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010;]

1.16 for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010;

1.17    for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010;

1.18    for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010;

1.19    for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010;

1.20    for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010;

1.21 for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010;

1.22    for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 2000/1551);

1.23 for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034);

1.24    under regulations 27 and 32 of the Transnational Information and Consultation of Employees Regulations 1999 (SI 1999/3323);

1.25    under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004 (SI 2004/3426);

1.26    under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007 (SI 2007/2974);

1.27 under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349);

1.28 under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;

1.29 in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246);

1.30 in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;

1.31    in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010 (SI 2010/493);

1.32    in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;

1.33    in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010 (SI 2010/93);

1.34 in relation to the right to a written statement and the right not to be unfairly dismissed or subjected to a detriment under regulations 4 and 5 of the Agency Workers (Amendment) Regulations 2019 (SI 2019/724);

1.35 in relation to personal injury, whether or not you are aware or ought reasonably to be aware of such claims at the date of this Reaffirmation Letter;

1.36 for harassment under the Protection from Harassment Act 1997;

1.37 for failure to comply with obligations under the Human Rights Act 1998;

1.38    for failure to comply with obligations under the General Data Protection Regulation (Regulation (EU) 2016/679), the UK GDPR as defined in section 3(10) of the Data Protection Act 2018 and associated legislation, as amended from time to time;

1.39 arising as a consequence of the United Kingdom's membership of the European Union including but not limited to any claim arising under EU treaties or EU legislation as given effect in England and Wales until 11pm on 31 December 2020, and any claim under the European Union (Withdrawal) Act 2018, the European Union (Withdrawal Agreement) Act 2020 or the European Union (Future Relationship) Act 2020;

1.40    arising under retained EU law as defined in section 6(7) of the European Union (Withdrawal) Act 2018;

1.41 in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015; and

1.42    in relation to the right not to be subjected to a detriment under regulation 8 of the Exclusivity Terms for Zero Hours Workers (Unenforceability and Redress) Regulations (SI 2022/1145).

Executed and delivered as a Deed by Enviri Corporation acting by an Officer in the presence of Witness signature Witness name Witness address Witness occupation
Harsco Metals Group Limited acting by a Director	Director
in the presence of

Witness signature

Witness name

Witness address

Witness occupation

Executed and delivered as a Deed by Enviri Corporation acting by an Officer in the presence of Witness signature Witness name Witness address Witness occupation
Enviri Corporation acting by an Officer in the	Officer
in the presence of

Witness signature

Witness name

Witness address

Witness occupation

Executed and delivered as a Deed by Albert Russell Mitchell, Jr. in the presence of

Witness signature

Witness name

Witness address

Witness occupation